UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c−101)

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

☐ Definitive Information Statement

ABTECH HOLDINGS, INC.

(Name of Registrant As Specified in Its Charter)

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ABTECH HOLDINGS, INC.

4110 N. Scottsdale Road

Suite 235

Scottsdale, Arizona 85251

NOTICE OF CORPORATE ACTION TAKEN BY WRITTEN CONSENT

OF THE MAJORITY STOCKHOLDERS WITHOUT A SPECIAL MEETING OF THE STOCKHOLDERS

Dear Stockholders:

We are writing to advise you that, on November 12, 2015, the board of directors of Abtech Holdings, Inc., a Nevada corporation (the “Company,” “we” or “us”), and certain stockholders representing a majority of our outstanding voting capital approved by written consent the taking of all steps necessary to effect the following actions (the “Corporate Actions”):

1.	Amend the Company’s Articles of Incorporation filed with the Nevada Secretary of State (the “Articles of Incorporation”) to:
a.	increase the Company’s authorized common stock, par value $0.001 per share (the “Common Stock”) from 300,000,000 shares to 800,000,000 shares.

The amendment to the Articles of Incorporation will not be effective until the Company files the Certificate of Change with the Secretary of State of the State of Nevada (which will not occur until ________, 2015 or thereafter (the “Effective Date”).

The accompanying Information Statement, which describes the Corporate Actions in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. The consent that we have received constitutes the only stockholder approval required for the Corporate Actions under the Nevada Revised Statutes, our Articles of Incorporation and Bylaws. Accordingly, the Corporate Actions will not be submitted to the other stockholders of the Company for a vote.

The record date for the determination of stockholders entitled to notice of the action by written consent is November 12, 2015. Pursuant to Rule 14c-2 under the Exchange Act, the Corporate Actions will not be implemented until at least twenty (20) calendar days after the mailing of this Information Statement to our stockholders. This Information Statement will be mailed on or about November __, 2015 to stockholders of record on November 12, 2015.

No action is required by you to effectuate this action. The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take effect in accordance with Rule 14c-2 promulgated under the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THE HOLDERS OF MORE THAN A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK HAVE VOTED TO AUTHORIZE THE CORPORATE ACTIONS. THE NUMBER OF VOTES RECEIVED IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

By order of the Board of Directors,

Glenn R. Rink

President, Chief Executive Officer and Director

November __, 2015

ABTECH HOLDINGS, INC.

INFORMATION STATEMENT

CONCERNING CORPORATE ACTION AUTHORIZED BY WRITTEN CONSENT OF STOCKHOLDERS OWNING A MAJORITY OF SHARES OF VOTING SECURITIES ENTITLED TO VOTE THEREON

Abtech Holdings, Inc. (the “Company,” “we” or “us”) is furnishing this Information Statement to you to provide a description of actions taken by our Board of Directors (the “Board”) and the holders of more than a majority of our outstanding voting capital stock (the “Majority Stockholders”) on November 12, 2015, in accordance with the relevant sections of the Nevada Revised Statutes of the State of Nevada (the “NRS”).

This Information Statement is being mailed on or about November __, 2015 to stockholders of record on November 12, 2015 (the “Record Date”). The Information Statement is being delivered only to inform you of the corporate actions described herein before such actions take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE HOLDERS OF MORE THAN A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK HAVE VOTED TO AUTHORIZE THE CORPORATE ACTIONS. THE NUMBER OF VOTES RECEIVED IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

GENERAL DESCRIPTION OF CORPORATE ACTIONS

On November 12, 2015, the Board and the Majority Stockholders delivered executed written consents authorizing and approving the taking of all steps necessary to effect the following actions (the “Corporate Actions”):

1.	Amend the Company’s Articles of Incorporation filed with the Nevada Secretary of State (the “Articles of Incorporation”) to:
a.	increase the Company’s authorized common stock, par value $0.001 per share (the “Common Stock”) from 300,000,000 shares to 800,000,000 shares (the “Authorized Capital Increase”).

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, our authorized capitalization consisted of 300,000,000 shares of Common Stock, of which 200,445,738 shares were issued and outstanding.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the Company’s stockholders. However, because the Majority Stockholders have consented to the Corporate Actions by resolution dated November 12, 2015, in lieu of a special meeting in accordance with 78.320 of the NRS, and because the Majority Stockholders have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder vote will be solicited in connection with this Information Statement.

Amendment to the Company’s Articles of Incorporation

The Board and Majority Stockholders have approved an amendment to the Company’s Articles of Incorporation to affect the Corporate Actions. We intend to file a Certificate of Change (the “Certificate”) with the Secretary of State of the State of Nevada to amend the Articles of Incorporation to increase the authorized shares of Common Stock. Pursuant to Rule 14c-2 under the Exchange Act, the actions will not be effective, and the Certificate will not be filed, until twenty (20) days after the date this Information Statement is filed with the Securities and Exchange Commission (the “Commission”) and a copy thereof is mailed to each of the Company’s stockholders. It is presently contemplated that such filing will be made on or about November__, 2015.

The Authorized Capital Increase

The purpose of the Authorized Capital Increase is to increase the number of shares of Common Stock available for issuance to investors who agree to provide the Company with the funding it requires to continue its operations, and/or to persons in connection with potential acquisition transactions, warrant or option exercises and other transactions in which the Company’s Board may determine is in the best interest of the Company and its stockholders. In particular, a portion of the increased authorized shares of Common Stock will be utilized by the Company as follows:

Issuance of Common Stock

As of the date of this Information Statement, the Company contemplates issuing Common Stock pursuant to the terms of a Financing Agreement, dated November 4, 2015 (the “Financing Agreement”), involving the conversion of $10,796,344 of outstanding debt issued by the Company into 359,878,140 shares of the Common Stock and the issuance of 71,428,571 shares of Common Stock for $2.5 million in cash (collectively, the “Transaction”). The Transaction will close in two stages. In stage one, which closed on November 10, 2015, $3,945,082 of Convertible Promissory Notes, including interest accrued thereon, were converted into 131,502,736 shares of Common Stock.

Pursuant to the stage two closing, the Company will need to convert the remaining debt into Common Stock and issue an additional 71,428,571 shares of Common Stock. Prior to the Authorized Capital Increase, the Company would not have enough authorized shares of Common Stock to comply with the terms of the Financing Agreement and make the required conversions and stock issuances. Accordingly, after the Authorized Capital Increase and pursuant to the stage two closing, the Company will convert the remaining debt of $6,851,262 into 228,375,404 shares of Common Stock, and will issue 71,428,571 shares of Common Stock to various investors at a purchase price of $0.035.

Prior to the execution of the Financing Agreement, on November 4, 2015, Alexander Mouldovan and Golden Properties Ltd. (the “Pre-Transaction Debt Holders”) entered into separate Conversion Agreements with the Company (the “Pre-Transaction Conversion Agreements”) pursuant to which Mr. Mouldovan and Golden Properties Ltd. agreed to convert $225,433 and $3,719,649, respectively into 7,514,442 and 123,988,294 shares of Common Stock, respectively, or $0.03 per share of Common Stock. Although executed on November 4, 2015, the Pre Transaction Conversion Agreements were effective November 10, 2015.

The Board reviewed its own independence, with respect to the transactions contemplated herein, as well as management’s in negotiating the final terms of the Financing Agreement, and determined that the Board and management were disinterested. In addition, the Board determined that the issuance and conversion of these shares of Common Stock are in the best interests of the Company, its stockholders, and are necessary for the Company to continue its operations with sufficient cash to fund operating expenses and working capital requirements. Consequently, the Authorized Capital Increase will allow the Company to issue additional shares of common stock, including the shares expected to be issued to complete the stage two closing of the Transaction, which will have a dilutive effect on the rights of existing stockholders.

The descriptions of the Transaction and the Financing Agreement herein are intended to be a summary only and are qualified in their entirety by the terms and conditions of the Financing Agreement, the Amendment to Financing Agreement, and the Pre-Transaction Conversion Agreements, which were filed as exhibits to the Form 8-K dated November 10, 2015.

General

In addition, the increase in the authorized number of shares of Common Stock will enable us to engage in (i) possible future financings and (ii) such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under possible new benefit plans.

After the stage one closing and the increase in the authorized number of shares of Common Stock, there will be 599,554,262 shares of our Common Stock available for issuance and 200,445,738 shares of our Common Stock issued and outstanding. After giving effect to the stage two closing, which includes the conversion of $6,851,262 of outstanding debt into 228,375,404 shares of Common Stock and the issuance of an additional 71,428,571 shares of Common Stock in the related private offering, 299,750,287 shares of our Common Stock will be available for issuance. The par value of our common stock will remain $0.001 share. The relative rights and limitations of the shares of common stock would remain unchanged under the Certificate.

The holders of shares of our Common Stock are not entitled to preemptive rights with respect to the issuance of additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock. Accordingly, the issuance of additional shares of our Common Stock or such other securities might dilute the ownership and voting rights of stockholders.

The proposed Certificate does not change the terms of the Common Stock. The additional shares of Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.

EFFECTIVE DATE OF THE AMENDMENT

Pursuant to Rule 14c-2 under the Exchange Act, the Corporate Actions will not be effective until at least twenty (20) days after the date on which this Information Statement is filed with the Commission and a copy hereof has been mailed to each of the Company’s stockholders. The Company anticipates that this Information Statement will be mailed to our stockholders as of the Record Date on or about November _, 2015. Therefore, the Company anticipates that the Authorized Capital Increase will be effective, and the Certificate amending our Articles of Incorporation will be filed with the Secretary of State for the State of Nevada, on or around November __, 2015

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Company’s Common Stock and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to the Company’s Bylaws and the NRS, a vote by the holders of at least a majority of our outstanding capital stock is required to effect the Corporate Actions. Accordingly, the voting power representing not less than 100,222,870 shares of Common Stock is required to pass any stockholder resolutions. Pursuant to Chapter 78.320 of the NRS, the following stockholders holding an aggregate of 134,676,121 shares of Common Stock, or approximately 67.2% of the issued and outstanding shares of our Common Stock on the Record Date, delivered an executed written consent dated November 12, 2015, authorizing the Corporate Actions:

Name of Stockholder	Common Stock Held as of Record Date *	Percentage of Issued and Outstanding
Golden Properties Ltd.	123,988,294	61.9%
Alexander Mouldovan	7,514,442	3.7%
Glenn R. Rink	3,173,385	1.6%
TOTAL	134,676,121	67.2%
*	The share amounts shown in this table include only the shares of common stock held by the consenting stockholders that are eligible to cast votes as of the Record Date and exclude any interests for which such stockholders may have beneficial ownership, but such interests are not eligible to cast votes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by (i) each named executive officer, (ii) each member of our board of directors, (iii) each person deemed to be the beneficial owner of more than 5% of our Common Stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our Common Stock listed as owned by such person. The address of each person is deemed to be the address of the issuer unless otherwise noted. The percentage of Common Stock held by each listed person is based on 200,445,738 shares of Common Stock issued and outstanding as of the date of this Information Statement. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

		Common Stock
Name, Position and Address of Beneficial Owner	Footnote Reference	Shares	Percent of Class Owned
Directors and Executive Officers:
Glenn R. Rink	1	4,554,812	2.3%
Jonathan Thatcher	2	506,000	*
William S. Brennan	3	126,591	*
Olivia H. Farr	4	631,665	*
David Greenwald	5	1,290,118	*
A. Judson Hill	6	458,744	*
William C. McCartney	7	208,598	*
Karl Seitz	8	368,409	*
Lane J. Castleton	9	582,980	*
All Directors and executive officers as a group (10 persons)		8,727,917	4.3%

5% Holders:
Golden Properties Ltd. #500, 1177 West Hastings Street Vancouver, BC V6E 2K3	10	132,229,252	63.4%

*	Percent of class owned is less than 1%.

(1)	Includes options to purchase 1,381,427 shares of Company common stock.

(2)	Includes options to purchase 476,000 shares of Company common stock.

(3)	Includes options to purchase 80,000 shares of Company common stock.

(4)	Includes options to purchase 240,000 shares of Company common stock.

(5)	Includes options to purchase 240,000 shares of Company common stock and 99,407 shares of Abtech common stock held by other entities for which Mr. Greenwald has shared voting and investment power.

(6)	Includes options to purchase 240,000 shares of Company common stock.

(7)	Includes options to purchase 120,000 shares of Company common stock.

(8)	Includes options to purchase 240,000 shares of Company common stock.

(9)	Represents options to purchase 582,980 shares of Company common stock.

(10)	Represents 1,673,173 shares of Company common stock issuable upon conversion of a secured convertible promissory notes in the aggregate principal amount of $600,000, warrants to purchase 4,350,496 shares of Company common stock and 2,217,289 shares of Company common stock held by another entity under common control with Golden Properties Ltd.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of November 16, 2015, there were 200,445,738 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote per share.

The Majority Stockholders, as stockholders holding in the aggregate 134,676,121 shares of Common Stock, or 67.2% of the voting power of our outstanding shares of Common Stock, have approved the Corporate Actions by written consent dated November 12, 2015.

VOTING PROCEDURES

Pursuant to the NRS and our Articles of Incorporation, the affirmative vote of the holders of a majority of our outstanding Common Stock is sufficient to amend our Articles of Incorporation, which vote was obtained by the written consent of the Majority Stockholder as described herein. As a result, the amendment to our Articles of Incorporation has been approved and no further votes will be needed.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None. The Corporate Actions were approved by the Majority Stockholders and a fully disinterested Board.

PROPOSALS BY SECURITY HOLDERS

No security holder has asked the Company to include any proposal in this Information Statement.

NO DISSENTER’S RIGHT OF APPRAISAL

Under the NRS, stockholders are not entitled to appraisal rights with respect to the Corporate Actions, and we will not provide our stockholders with such rights.

CHANGE OF CONTROL

On November 10, 2015, the Company experienced a change of control in connection with the consummation of the Pre-Transaction Conversion Agreement entered into with Golden Properties Ltd. Pursuant to the Pre-Transaction Conversion Agreement, Golden Properties Ltd converted $3,719,649 in Convertible Promissory Notes into 123,988,294 shares of Common Stock (the “Conversion”). Consequently, Golden Properties Ltd became the majority stockholder of the Company, holding 123,988,294 shares of Common Stock, or 61.9% of the Company’s total issued and outstanding Common Stock. Prior to the Transaction, there was no single entity that had a control position in the Company. The funds used by Golden Properties Ltd. to purchase the Common Stock came from certain investment holdings of Golden Properties Ltd. Prior to the Transaction, there was no single entity that had a control position in the Company. To the Company’s knowledge, prior to and after the Transaction there were no arrangements or understanding among any group of stockholders with respect to the election of directors or other matters.

Following the Conversion, Golden Properties Ltd, as the majority stockholder of the Company, executed an action by written consent to approve an increase to the shares of Common Stock that the Company is authorized to issue from 300,000,000 to 800,000,000 as described herein.

The descriptions of the Pre-Transaction Conversion Agreements and the Financing Agreement herein are intended to be a summary only and are qualified in their entirety by the terms and conditions of the Financing Agreement, the Amendment to Financing Agreement, the Pre-Funding Side Letter, and the Pre-Closing Conversion Agreements, which were filed as exhibits to the Form 8-K dated November 10, 2015.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q with the Commission. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street NW, Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street NW, Washington D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) that contains the filings of issuers that file electronically with the Commission through the EDGAR system. Copies of such filings may also be obtained by writing to the Company at Abtech Holdings, Inc., 4110 N. Scottsdale Road, Suite 235, Scottsdale, Arizona, 85251.

STOCKHOLDERS SHARING AN ADDRESS

Unless we have received contrary instructions from a stockholder, we are delivering only one Information Statement to multiple stockholders sharing an address. We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder. A stockholder who wishes to receive a separate copy of the Information Statement may make such a request in writing to the Company at Abtech Holdings, Inc., 4110 N. Scottsdale Road, Suite 235, Scottsdale, Arizona, 85251, or by calling (480) 874-4000.

By order of the Board of Directors,

Glenn R. Rink

President, Chief Executive Officer and Director

November __, 2015